EXHIBIT 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

March 10, 2010

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Bard Holding, Inc.
Philadelphia, Pennsylvania

To Whom It May Concern:

Silberstein Ungar, PLLC (formerly known as Maddox Ungar Silberstein, PLLC) hereby consents to the use in the Form S-1/A, Registration Statement under the Securities Act of 1933 Amendment No. 2, filed by Bard Holding, Inc. of our report dated December 3, 2009, relating to the financial statements of Bard Holding, Inc., a Delaware Corporation, as of and for the period ending November 30, 2009, and the reference to us under the caption “Interest of Named Experts and Counsel”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC